EXHIBIT 3
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ADUROMED INDUSTRIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Aduromed Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a meeting of the Board of Directors of the Corporation held on March 13, 2007.

SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation's Common Stock) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

THIRD: Said amendment would amend the Certificate of Incorporation of the Corporation by changing the name of the Corporation as set forth in ARTICLE FOURTH to:

"FOURTH. Shares

The aggregate number of shares which the Corporation shall have the authority to issue is One hundred seventy million (170,000,000) shares, of which
One hundred thirty million (130,000,000) shares shall be shares of Common Stock of a par value of $0.0001 each, and Forty Million (40,000,000) shares shall be shares of Preferred Stock of a par value of $0.0001 each."

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the 16th day of April, 2007 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

ADUROMED INDUSTRIES, INC.

/s/ Damien Tanaka

Damien Tanaka
Chief Executive Officer